EXHIBIT 23E

DISTRIBUTION AGREEMENT

AGREEMENT made as of August 1, 2007 between The Blue Fund Group (the “Company”), having an office at 590 Madison Avenue, 21st Floor, New York, NY 10022, and Foreside Distribution Services, L.P. (“Distributor”), having an office at 100 Summer Street, Boston, Massachusetts 02110.

WHEREAS, the Company is an open-end management investment company, organized as a Massachusetts Business Trust and registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) (the successor organization to the National Association of Securities Dealers, Inc.); and

WHEREAS, it is intended that Distributor act as the distributor of the shares of beneficial interest (“Shares”) of each series of the Company, as listed on Schedule A, and such series as are hereafter created (all of the foregoing series individually referred to herein as a “Fund” and collectively as the “Funds”).

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.             Services as Distributor.

1.1           Distributor will act as agent of Company on behalf of each Fund for the distribution of the Shares covered by the registration statement of Company then in effect under the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act.  As used in this Agreement, the term “registration statement” shall mean the registration statement of the Company and any amendments thereto, then in effect, including Parts A (the Prospectus), B (the Statement of Additional Information) and C of each registration statement, as filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto.  The term “Prospectus” shall mean the then-current form of Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto.  The Company will notify Distributor in advance of any proposed changes to Schedule A to this Agreement.

1.2           Consistent with the understanding between the Funds and the Distributor, Distributor may solicit orders for the sale of the Shares and may undertake such advertising and promotion as it believes reasonable in connection with such solicitation.  The Company understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Company.  The Company further understands that shareholders and potential shareholders in the Company may invest in shares of such other investment companies.  The Company agrees that Distributor’s obligations to other investment companies shall not be deemed in conflict with its obligations to the Company under this Section 1.2.  The Company represents and warrants that the Shares will be offered and sold without any sales charges.

1.3           Consistent with the understanding between the Funds and the Distributor, and subject to the last sentence of this Section 1.3, Distributor may engage in such activities as it deems appropriate in connection with the promotion and sale of the Shares, which may include advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of Prospectuses to prospective shareholders other than current shareholders, and the printing and mailing of sales literature.  Distributor may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that Distributor shall have no obligation to make any payments to any third parties, whether as finder’s fees, compensation or otherwise, unless (i) Distributor has received a corresponding payment from the applicable Fund’s Distribution Plan (as defined in Section 2 of this Agreement), the Fund’s investment adviser (the “Adviser”) or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Company’s Board of Trustees (the “Board”).

1.4           In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.  Distributor shall use reasonable efforts to cooperate with all reasonable requests of the Fund related to the Fund’s administration and monitoring of the compliance program as adopted by the Distributor pursuant to Rule 38a-1 under the 1940 Act.

1.5           Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Company’s officers may upon reasonable notice instruct the Distributor to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.6           The Company agrees to inform the Distributor from time to time of the states in which the Fund or its administrator has registered or otherwise qualified shares for sale, and the Company agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate.

1.7           The Company shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as Distributor may reasonably request; and the Company warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent.  The Company shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Funds’ books and accounts prepared by the Company, and (b) from time to time such additional information regarding the Funds as the Distributor may reasonably request.

1.8           The Company represents and warrants to Distributor that all registration statements, and each Prospectus, filed by the Company with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder, and all Company-related advertisement or sales literature shall be prepared in conformity with requirements of applicable laws and regulations.  The registration statement, Prospectus and advertisement or sales literature shall contain all statements required to be stated therein in conformity with said Acts, laws and regulations and the rules and regulations of the Commission thereunder or other applicable regulatory authority, and all statements of fact contained in any such registration statement, Prospectus and advertisement or sales literature are true and correct in all material respects.  Furthermore, neither any registration statement nor any Prospectus nor any advertisement or sales literature includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares.  The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder.  The Company may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Company’s counsel, be necessary or advisable.  If the Company shall not propose any amendment or amendments and/or supplement or supplements within 15 days after receipt by the Company of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement.  In such case, the Distributor will be held harmless from, and indemnified by Company for, any liability or loss resulting from the failure to implement such amendment.  The Company shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Company’s right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

1.9           The Company authorizes the Distributor and dealers to use the then current Prospectus in the form furnished by the Company from time to time in connection with the sale of the Shares.

1.10           The Distributor may utilize agents in its performance of its services and, with prior notice to the Company, appoint in writing other parties qualified to perform specific administration services reasonably acceptable to the Company (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Company, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

1.11           The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Distributor’s part in the performance of its obligations under this Agreement, from reckless disregard by the Distributor of its obligations under this Agreement, or from the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.  The Company agrees to indemnify, defend and hold harmless the Distributor, its officers, partners, employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act (collectively, “Distributor Indemnitees”), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, “Claims”) which the Distributor Indemnitees may incur under the Securities Act or under common law or otherwise (a) as the result of the Distributor acting as distributor of the Funds and entering into selling agreements, participation agreements or similar agreements with financial intermediaries on behalf of the Company; (b) arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Company-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; or (c) arising out of or based upon the electronic processing of orders over the internet at the Company’s request; provided, however, that the Company’s agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.11 shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its obligations under this Agreement or the Distributor’s reckless disregard of its obligations under this Agreement; or (C) arising out of or based upon the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall provide the Company with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within 10 days of such receipt.  The Company will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Company and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Company’s part, the Distributor shall have the right to participate in the defense.  In the event the Company elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Company does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Company, the Company will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.11.  The Company’s indemnification agreement contained in this Section 1.11 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.

1.12           The Distributor agrees to indemnify, defend and hold harmless the Company, its officers, trustees, directors, employees, and any person who controls the Company within the meaning of Section 15 of the Securities Act (collectively, “Company Indemnitees”), from and against any and all Claims which the Company Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Company-related advertisement or sales literature, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its obligations under this Agreement, or the Distributor’s reckless disregard of its obligations under this Agreement, or (c) the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder (other than in respect of Fund-related advertisements or sales literature that fail to comply with applicable laws despite the Distributor’s exercise of reasonable care in the preparation and review thereof); provided, however, that the Distributor’s agreement to indemnify the Company Indemnitees pursuant to this Section 1.12 shall not be construed to cover any Claims (A) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Company in the performance of its obligations under this Agreement or the Company’s reckless disregard of its obligations under this Agreement; or (B) arising out of or based upon the Company’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Company Indemnitees may be entitled to indemnification hereunder, the Company shall provide the Distributor with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt.  The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Company, which approval shall not be unreasonably withheld.  In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor’s part, the Company shall have the right to participate in the defense.  In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Company, the Company Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Company reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Company Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.12.  The Distributor’s indemnification agreement contained in this Section 1.12 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company Indemnitees, and shall survive the delivery of any Shares.

1.13           No Shares shall be offered by either the Distributor or the Company under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Company if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b)(2) of said Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering shares until it has received from the Company written notice of such events, and (b) nothing contained in this Section 1.13 shall in any way restrict or have an application to or bearing upon the Company’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Company’s Prospectus, Agreement and Declaration of Trust, or By-laws.

1.14           The Company agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

  (a)           of any request by the Commission for amendments to the registration statement or Prospectus then in effect or for additional information;

  (b)           in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Company of any proceeding for that purpose;

  (c)           of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and

  (d)           of any other event which could reasonably be expected to have a material adverse impact upon the offering of Shares or the Distributor’s provision of services under this Agreement.

For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

1.15           NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS OR LOST OR DAMAGED DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

2.             Fees.

2.1           Attached as Schedule B to this Agreement are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the “Distribution Plan”).  The Funds will deliver to Distributor promptly after any changes thereto updated copies of the Distribution Plan.  For its services under this Agreement, the Distributor shall be compensated and reimbursed for its expenses as set forth on Schedules C and D to this Agreement.  If the Funds have a Distribution Plan that permits and authorizes them to compensate and reimburse the Distributor and required Board approvals have been given, then the Funds shall be responsible for all such compensation and reimbursements or such portions of it as have been permitted and authorized under the Distribution Plan.  It is contemplated by the Distributor that the Adviser shall compensate and reimburse the Distributor for its provision to the Funds of any distribution services for which the Funds are not authorized to compensate and reimburse the Distributor.  The fees set forth on Schedules C and D are subject to change by Distributor upon 30 days advance notice.

2.2           If: (i) the Distributor properly receives fees from the Funds under the Distribution Plan, other than for services rendered or expenses incurred, that the Distributor is not obligated to pay to third party broker-dealers, plan administrators or others (“Retained Fees”), and (ii) the Funds have authority under the Distribution Plan to pay for some or all of the Distributor’s services under this Agreement (“Permitted Services”), then all of the Retained Fees will either be (a) returned to the Funds and/or (b) credited against the compensation payable by the Funds to the Distributor for Permitted Services.

2.3           In the event that the Distributor is requested or authorized by the Company or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by the Distributor to the Company or any Fund, the Company will, so long as the Distributor is not the subject of the investigation or proceeding in which the information is sought, pay the Distributor for its professional time (at its standard billing rates) and reimburse the Distributor for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

3.           Representations and Warranties.

  The Distributor represents and warrants the following:

(a)           it is presently a duly registered broker-dealer with the FINRA in good standing and covenants that it shall remain so registered and in good standing for the duration of this Agreement, and shall promptly notify the Adviser should the foregoing no longer be true during the term of this Agreement;

(b)           the Distributor also represents and warrants that it is in material compliance with all laws, rules and regulations applicable to it in connection with the services provided in this Agreement, including but not limited to the rules and regulations promulgated by the FINRA; and

(c)           this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

4.             Term, Duration and Termination.

This Agreement shall become effective with respect to each Fund as of the date first written above (the “Effective Date”) (or, if a particular Fund is not in existence on such date, on the earlier of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such Fund) and, unless sooner terminated as provided herein, shall continue through August 22, 2007.  Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Board or the vote of a majority of the outstanding voting securities of such Fund.  This Agreement is terminable without penalty with 60 days’ prior written notice, by the Board, by vote of a majority of the outstanding voting securities of the Company, or by the Distributor.  This Agreement will also terminate automatically in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as ascribed to such terms in the 1940 Act.)

5.             Privacy.

Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Company to the Distributor, or collected or retained by the Distributor to perform its obligations as distributor, shall be considered confidential information.  The Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.  The Company represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

6.             Anti-Money Laundering Compliance.

6.1           Each of Distributor and the Company acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.  The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Company’s Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

6.2          The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Company.

6.3           Each of Distributor and the Company agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Company, the Company’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Company only.  It is expressly understood and agreed that the Company and the Company’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients of Distributor.

7.             Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail, or by nationally recognized overnight courier, to the party required to be served with such notice at the following address: if to the Company, to it at 590 Madison Avenue, 21st Floor, New York, NY 10022, Attention: President; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attention: Broker Dealer Chief Compliance Officer, with a copy to 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

8.             Confidentiality.

During the term of this Agreement, the Distributor and the Company may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Company which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information.  Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

9.             Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to New York’s conflicts of laws principles, and the applicable provisions of the 1940 Act.

10.           Prior Agreements.

This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

11.           Amendments.

No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

12.           Matters Relating to the Trust as a Massachusetts Business Trust.

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust.  The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

*           *           *           *           *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

The Blue Fund Group By:/s/ Daniel Adamson Name: Daniel Adamson Title: Chief Executive Officer

Foreside Distribution Services, L.P. By:/s/ Brian K. Bey Name: Brian K. Bey Title: President

SCHEDULE A

FUNDS

THE BLUE LARGE CAP FUND

THE BLUE SMALL CAP FUND

SCHEDULE B

DISTRIBUTION PLAN

DISTRIBUTION AND SERVICES PLAN

This Plan (the “Plan”) constitutes the Distribution and Services Plan of The Blue Large Cap Fund (the “Fund”), a separate series of The Blue Fund Group, a Massachusetts business trust (the “Trust”), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the “Act”).  During the effective term of this Plan, the Fund may make payments to investment brokers or dealers (including any principal underwriter or distributor of the Fund) and other persons providing services to the Fund upon the terms and conditions hereinafter set forth.

Section 1.                      The Fund may make monthly payments to investment dealers or the other persons providing services to the Fund, in the form of fees or reimbursements, as compensation for services provided and expenses incurred for purposes of promoting the sale of shares of the Fund, reducing redemptions of shares, or maintaining or improving services provided to shareholders by investment dealers and other persons.  The amount of such payments and the purposes for which they are made shall be determined by the Qualified Trustees (as defined below).  Payments under this Plan shall not exceed in any fiscal year the annual rate of 0.25% of the average net asset value of the Fund determined by taking an average of all of the determinations of such net asset value during the year.  A majority of the Qualified Trustees may, at any time and from time to time, reduce the amount of such payments covered by this Plan, or may suspend the operation of the Plan for such period or periods of time as they may determine.

Section 2.                      This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 3.                      This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2(b).

Section 4.                      The Trustees shall review, at least quarterly, a written report of the amounts covered by this Plan and the purposes for which such expenditures were made.

Section 5.                      This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the Fund’s outstanding voting securities.

Section 6.                      All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(1)           that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the Fund’s outstanding voting securities, on not more than 60 days’ written notice to any other party to the agreement; and

(2)           that such agreement shall terminate automatically in the event of its assignment.

Section 7.                      This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2(b).

Section 8.                      As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment”, “interested person” and “vote of a majority of the outstanding voting securities” shall have the respective meaning specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 9.                      A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is made on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

Adopted as of July 17, 2006
Ratified as of September 8, 2006
Reapproved as of August 13, 2007

DISTRIBUTION AND SERVICES PLAN

This Plan (the “Plan”) constitutes the Distribution and Services Plan of The Blue Small Cap Fund (the “Fund”), a separate series of The Blue Fund Group, a Massachusetts business trust (the “Trust”), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the “Act”).  During the effective term of this Plan, the Fund may make payments to investment brokers or dealers (including any principal underwriter or distributor of the Fund) and other persons providing services to the Fund upon the terms and conditions hereinafter set forth.

Section 1.                      The Fund may make monthly payments to investment dealers or the other persons providing services to the Fund, in the form of fees or reimbursements, as compensation for services provided and expenses incurred for purposes of promoting the sale of shares of the Fund, reducing redemptions of shares, or maintaining or improving services provided to shareholders by investment dealers and other persons.  The amount of such payments and the purposes for which they are made shall be determined by the Qualified Trustees (as defined below).  Payments under this Plan shall not exceed in any fiscal year the annual rate of 0.25% of the average net asset value of the Fund determined by taking an average of all of the determinations of such net asset value during the year.  A majority of the Qualified Trustees may, at any time and from time to time, reduce the amount of such payments covered by this Plan, or may suspend the operation of the Plan for such period or periods of time as they may determine.

Section 2.                      This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 3.                      This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2(b).

Section 4.                      The Trustees shall review, at least quarterly, a written report of the amounts covered by this Plan and the purposes for which such expenditures were made.

Section 5.                      This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the Fund’s outstanding voting securities.

Section 6.                      All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(1)           that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the Fund’s outstanding voting securities, on not more than 60 days’ written notice to any other party to the agreement; and

(2)           that such agreement shall terminate automatically in the event of its assignment.

Section 7.                      This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2(b).

Section 8.                      As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment”, “interested person” and “vote of a majority of the outstanding voting securities” shall have the respective meaning specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 9.                      A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is made on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

Adopted as of September 8, 2006
Reapproved as of August 13, 2007

SCHEDULE C

COMPENSATION OF THE DISTRIBUTOR

1.           BASIC DISTRIBUTION SERVICES.  For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary Board meeting preparation, maintenance of selling agreements, clearance of advertising and sales literature with regulators, filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives’ meeting examination requirements) and their related registrations and fees, ordinary supervisory services and overhead, the Distributor shall receive the following annual fee, billed monthly, based on aggregate net assets of the Funds:

Aggregate Net Assets of the Funds	Annual Fee
$0 - $100 million	$25,000
over $100 million- $1 billion	$50,000
over $1 billion	$75,000

2.           SPECIAL DISTRIBUTION SERVICES.  For special distribution services, including those set forth on Schedule D to this Agreement, such as additional personnel, registrations, printing and fulfillment, website services, proprietary distribution expertise for particular circumstances, and any other services in addition to the basic distribution services covered by Paragraph 1 above, the Distributor shall be reimbursed promptly upon invoicing its expenses for such services, including: (a) all costs to support additional personnel; (b) regulatory fees including FINRA CRD costs associated with marketing materials; and (c) printing, postage and fulfillment costs, and (d) amounts payable under additional agreements to which Distributor is a party.

3.           SPECIAL CONDUIT SITUATIONS.  If the Distribution Plan, or any other Fund plans of distribution under Rule 12b-1 that contemplate up front and/or recurring commission and/or service payments to broker dealers, retirement plan administrators or others by the Distributor with respect to back-end loads, level loads, or otherwise, unless expressly agreed otherwise in writing between the parties, all such payments shall be made to the Distributor, which shall act as a conduit for making such payments to such broker-dealers, retirement plan administrators or others.

4.           OTHER PAYMENTS BY THE DISTRIBUTOR.  If the Distributor is required to make any payments to third parties in respect of distribution, which payments are contemplated by the parties to this Agreement or otherwise arise in the ordinary course of business, the Distributor shall be promptly reimbursed for such payments upon invoicing them.

5.           FEE ADJUSTMENTS.  The fixed fees and other fees expressed as stated dollar amounts in this Schedule C and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter,” or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.

SCHEDULE D

SPECIAL DISTRIBUTION SERVICES AND FEES

Services	Fees
1.           Wholesaling Personnel Services

Wholesaling Personnel may be external wholesalers
and/or internal wholesalers.

Services include soliciting support of the Funds with selling broker dealers; participating in promotional meetings, presentations, conferences and other and forums; identifying high potential personnel of the Adviser and selling broker dealers; and assisting with mail solicitations and literature fulfillment.

Wholesaling Personnel Services Fees

For each individual constituting the Wholesaling Personnel employed by the Distributor pursuant to this Agreement, the Distributor shall receive annually an amount equal to the sum of:

(i)           all compensation paid annually by the Distributor to the employee; plus

(ii)           a management oversight fee equal to:

(a)           if one to four Wholesaling Personnel are employed, 30% of the salary compensation and 5% of the bonus or commission compensation, or

(b)           if five or more Wholesaling Personnel are employed, 25% of the salary compensation and 5% of the bonus or commission compensation; plus

(iii)           18% of the total compensation (covering costs of the Distributor’s employee benefits that are provided by the Distributor).

In addition, the Distributor shall be reimbursed for all related costs to support, educate and train and maintain compliance oversight of Wholesaling Personnel and other personnel such as sales management, marketing and performance reporting personnel (including time and expenses, continuing education, seminars, rent, supplies, phone, computers, firm element, license, registration)

Upon any termination of Wholesaling Personnel at the request of the Funds or upon termination of this Agreement by the Funds for any reason other than cause, the Distributor will be reimbursed its severance costs with respect to such terminated Wholesaling Personnel.

Expenses Applicable to Distribution Services

Except as expressly set forth above, out-of-pocket expenses incurred by Distributor in the performance of its services under this Agreement are not included in the above fees.  Such out-of-pocket expenses may include, without limitation:

•	reasonable travel and entertainment costs;

•
expenses incurred by the Distributor in qualifying, registering and maintaining the registration of the Distributor and each individual comprising Wholesaling Personnel as a registered representative of the Distributor under applicable federal and state laws and rules of the FINRA, e.g., CRD fees and state fees;

•	sponsorships, promotions, sales incentives;

•	any and all compensation to be paid to a third party as paying agent for distribution activities (platform fees, finders fees, sub-TA fees, 12b-1 pass thru, commissions, etc.);

•	costs and expenses incurred for telephone service, photocopying and office supplies;

•	advertising costs;

•
costs for printing, paper stock and costs of other materials, electronic transmission, courier, talent utilized in sales materials (e.g. models), design output, photostats, photography, and illustrations;

•	packaging, shipping, postage, and photocopies;

•
taxes that are paid or payable by the Distributor or its affiliates in connection with its services hereunder, other than taxes customarily and actually imposed upon the income that the Distributor receives hereunder; and

•	amounts paid to the FINRA based on Distributor’s revenue and/or the number of Distributor’s registered representatives.